Exhibit 99.1

The CATO Corporation
November 1, 2006
Thomas W. Stoltz
118 E. 46th Street
Savannah, GA 31405
Dear Tom:
We are very pleased to offer you the position of Executive Vice President, Chief Financial Officer for the Cato Corporation. Listed below are the specific terms of the offer, which we have discussed and agreed upon:

Position:	Executive Vice President, Chief Financial Officer

Salary:	$250,000 annual salary paid monthly at $20,833.33 on the last day of the month for that month.

Reporting to:	Chairman, President and Chief Executive Officer

Effective Date:	November 20, 2006

Performance Bonus:	Bonus for 2006 payable up to $90,000 based on prior company’s bonus payout for 2006 as determined by their performance and approved bonus distributions. Bonus potential of up to 60% salary, based on company and individual performance for fiscal 2007. The company has paid an average of 69% of bonus potential for the past six years. Assuming this average, your bonus would be $103,500 based on your annual salary.

Restricted Stock:	10,000 shares, subject to 5-year vesting from date of employment with 1/3 of the shares vesting at the end of the third year, 1/3 of the shares vesting at the end of the fourth year and 1/3 of the shares vesting at the end of the fifth year.

Employment Agreement:	Six months severance pay, if terminated without cause, provided with signed Separation and Confidentiality Agreement and General Release.

Performance Review:	The performance review process is conducted the first quarter of the fiscal year for the previous year. All reviews are a result of meeting corporate and individual objectives. You will be eligible for a prorated merit increase for your performance in fiscal year 2006 with an effective date of May 1, 2007.
8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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Exhibit 99.1

Relocation Allowance:	Cato will pay all reasonable and customary charges to move you and your household possessions to the Charlotte area, as well as, 90 days temporary housing. In addition, Cato will pay a one-time relocation allowance of $30,000 upon establishing your primary residency in Charlotte. However, if within the first 24 months after joining the company, you decide to resign from the Company, you agree to re-pay the $30,000 relocation allowance in full and immediately, as well as all costs associated with your move and temporary housing. The relocation allowance is subject to taxes.

Benefits:	Per company benefits.

401K/Profit Sharing: The Company has historically matched 100% of associate contributions. The company has the potential to match up to 3% of your salary or $7,500 current maximum on a pre-tax basis. In addition, the Company has also given a profit sharing contribution based on company profits, averaging .63% of our associates salary over past years. This could amount to an additional $1,575 to you based on your salary. There is a one year of employment eligibility requirement which must be met prior to joining the Plan.

Employee Stock Purchase Plan: You may enroll in the Employee Stock Purchase Plan on April 1 or October 1. You may purchase Cato stock at a 15% discount up to a maximum of 10% of your pay or $21,250 annually.

Paid Time Off (“PTO”): 15 days of PTO per year until the end of the fifth year. At the end of the fifth year, PTO will accrue as per company policy.
Tom, there are many exciting opportunities ahead for The Cato Corporation. We are very enthused about the prospects for our Company and its Associates. We are confident that you will provide significant contributions and make a strong positive impact in our future success.
Please sign this original and return to me signifying your acceptance of these terms (a self-addressed envelope is enclosed for your convenience). A copy is also enclosed for your retention. Please contact me at (704) 571-7780 if you have any questions or need assistance in any way. Once again, welcome to Cato.

Sincerely Yours,	Accepted:

/s/ Robert C. Brummer	/s/ Thomas Stoltz	11/7/06

Robert C. Brummer	Thomas Stoltz	Date
Senior Vice President Human Resources

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